                                                                   EXHIBIT 3.1



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          RACING CHAMPIONS CORPORATION

     RACING CHAMPIONS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     1. The Corporation was originally incorporated on April 24, 1996 as Collectible Champions, Inc.

     2. The Board of Directors of the Corporation and the stockholders of the Corporation have approved the following Amended and Restated Certificate of Incorporation of the Corporation in accordance with section 245 of the General Corporation Law of the State of Delaware:

                                 ARTICLE ONE

        The name of the Corporation is Racing Champions Corporation.

                                 ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                ARTICLE FOUR

                         PART A.  AUTHORIZED SHARES

     The total number of shares of stock which the Corporation has authority to issue is 21,078,620.83 consisting of:

     (i) 66,668.5 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred");

     (ii) 11,952.33 shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred");

     (iii) 20,000,000 shares of Common Stock, par value $.01 per share (the "Common"); and

     (iv) 1,000,000 shares of Nonvoting Common Stock, par value $.01 per share (the "Nonvoting Common").


The Series A Preferred and the Series B Preferred are herein collectively referred to as the "Preferred Stock." The Common and the Nonvoting Common are herein collectively referred to as the "Common Stock." The Preferred Stock and the Common Stock are herein collectively referred to as the "Stock."

                          PART B.  PREFERRED STOCK

     The Preferred Stock shall have the preferences, rights and limitations set forth herein. Certain capitalized terms used in this Part B are defined in
Section 5 hereof.

     Section 1.  Dividends.

     1A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Preferred Stock (each, a "Preferred Share") shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Preferred Share to and including the date on which the Liquidation Value of such Preferred Share (plus all accrued and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share.

     1B. Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30, and December 31 of each year, beginning September 30, 1996 (the "Dividend Reference Dates"), all dividends which have accrued on each Preferred Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date on which such Preferred Share is outstanding) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Preferred Share until paid.

     1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to any class of Preferred Stock, such payment shall be distributed ratably among the holders of such class of Preferred Stock based upon the aggregate accrued but unpaid dividends on the Preferred Shares of such class held by each such holder.

     Section 2.  Liquidation, Dissolution or Winding Up.

     If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Corporation or any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal or state bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or if the Corporation shall otherwise liquidate, dissolve or wind up, (i) each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Series B Preferred or other Junior Securities, an amount in cash equal to the aggregate Liquidation Value of (plus all accrued and unpaid dividends on) all Series A Preferred Shares held by such holder, (ii) each holder of Series B Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation

Value of (plus all accrued and unpaid dividends on) all Series B Preferred Shares held by such holder, and (iii) the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount of the Liquidation Value (plus all accrued and unpaid dividends) which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value of (plus all accrued and unpaid dividends on) the Series A Preferred held by each such holder. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount of the Liquidation Value (plus all accrued and unpaid dividends) which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value of (plus all accrued and unpaid dividends on) the Series B Preferred held by each such holder. Prior to the time of any liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Preferred Stock. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
Section 2.

     Section 3. Mandatory Redemption.

     3A. Corporation's Right to Redeem. Upon the Corporation's effectuation of a firm commitment underwritten public offering of shares of Common registered under the Securities Act of 1933, as amended, in which the aggregate price paid by the public in not less than $20 million (a "Public Offering"), all of the outstanding Preferred Shares shall be redeemable, at the option of the Corporation, out of funds legally available therefore, in whole but not in part, at a per share redemption price equal to the Liquidation Value (plus all accrued and unpaid dividends) on the date of redemption (the "Redemption Price"). The redemption of Preferred Shares shall be effective not earlier than upon the closing of the Public Offering.

     3B Redemption Notice. If the Corporation files a registration statement with the Securities and Exchange Commission providing for a Public Offering, the Corporation may call the outstanding shares of Preferred Stock for redemption and set a date for redemption (the "Redemption Date") which shall be not earlier the date of the closing of the Public Offering. Notice of the proposed redemption (the "Redemption Notice") shall be given at least seven days prior to the Redemption Date to all holders of Preferred Stock at their respective addresses as the same shall appear on the stock record books of the Corporation. The Redemption Notice shall be conclusively presumed to have been given with respect to the Preferred Shares whether or not the holders thereof receive the Redemption Notice. Each Redemption Notice shall state (a) the Redemption Date, (b) the Redemption Price and (c) the place or places where the Preferred Shares are to be surrendered. No defect in any such notice as to any Preferred Shares shall affect the proceedings for the redemption of any Preferred Shares.

     3C Payment of Redemption Price. Upon surrender in accordance with the Redemption Notice of the certificates for any Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Redemption Notice shall so state), such Preferred Shares shall be redeemed by the Corporation which shall make payment to the surrendering holder in an amount equal to the product of the applicable Redemption Price multiplied by the number of Preferred Shares being surrendered by such holder for redemption.

     3D Cancellation of Preferred Shares. Any Preferred Shares acquired by the Corporation pursuant to this section 3 shall not be reissued and shall be canceled, retired and eliminated from the Preferred Shares which the Corporation shall be authorized to issue.

     Section 4.  Voting Rights.

     Except as otherwise required by applicable law, the holders of Preferred Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

     Section 5.  Amendment and Waiver.

     Any provision of this Part B may be waived by holders of a majority of the Preferred Shares outstanding at the time such action is taken. No amendment or modification of this Part B will be binding or effective with respect to any provision of this Part B without the prior written consent of the Corporation and the holders of a majority of the Preferred Shares outstanding at the time such action is taken; provided that no amendment or modification directly to any terms or provisions of any class of Preferred Stock that adversely affects such class of Preferred Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Preferred Stock.

     Section 6.  Definitions.

     "Junior Securities" means, (i) with respect to the Series A Preferred, any of the Corporation's equity securities other than the Series A Preferred, and
(ii) with respect to the Series B Preferred, any of the Corporation's equity securities other than the Series A Preferred and the Series B Preferred.

     "Liquidation Value" of any Preferred Share as of any particular date shall be equal to $100.00.

                             PART C.  COMMON STOCK

     Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Common and Nonvoting Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     Section 1.  Voting Rights.

     Except as otherwise required by applicable law, the holders of Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation. The holders of Nonvoting Common shall have no right to vote on any matters to be voted on by the stockholders of the Corporation except as otherwise expressly required by law, in which case holders of Nonvoting Common shall vote (at the rate of one vote for each share of Nonvoting Common held) with holders of Common and Preferred Stock as a single class on such matters unless otherwise required by law.

     Section 2.  Dividends.

     As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common and the holders of Nonvoting Common shall be entitled to participate in such dividends ratably on a per share basis; provided that (i) if dividends are declared which are payable in shares of Common or Nonvoting Common, dividends shall be declared which are payable at the same rate on both classes of stock and the dividends payable in shares of Common shall be payable to holders of that class of stock and dividends payable in shares of Nonvoting Common shall be payable to holders of that class of stock and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Nonvoting Common at such holder's request, dividends consisting of non-voting securities of the Corporation which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as the Nonvoting Common is convertible into the Common. The right of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

     Section 3.  Liquidation.

     Subject to the provisions of the Preferred Stock, the holders of the Common and the Nonvoting Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

     Section 4.  Mandatory Conversion.

     All of the outstanding Nonvoting Common shall be converted into shares of Common in connection with the Corporation's effectuation of a Public Offering (a "Mandatory Conversion"). Any such Mandatory Conversion shall only be effected at the time of and subject to the closing of the Public Offering and upon written notice of such Mandatory Conversion delivered to all holders of Nonvoting Common at least seven days prior to such closing. In connection with any Mandatory Conversion, each share of Nonvoting Common shall be converted into one share of Common. The issuance of certificates for shares of Common upon conversion of Nonvoting Common shall be made without charge to the holders of such Nonvoting Common for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common. Upon conversion of each share of Nonvoting Common, the Corporation shall take all such actions as are necessary in order to insure that the Common issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of issuance upon the conversion of the Nonvoting Common, such number of shares of Common issuable upon the conversion of all outstanding Nonvoting Common. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares of Common in any manner which would interfere with the timely conversion of any shares of Nonvoting Common. Any shares of Nonvoting Common converted into shares of Common pursuant to this section 4 shall not be reissued and shall be canceled, retired and eliminated from the shares of Nonvoting Common which the Corporation shall be authorized to issue

     Section 5.  Stock Splits.

     If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

     Section 6.  Amendment and Waiver.

     No amendment or waiver of any provision of this Part C shall be effective without the prior approval of the holders of a majority of the then outstanding Nonvoting Common voting as a separate class.

                          PART D.  OTHER PROVISIONS

     Section 1.  Registration of Transfer.

     The Corporation shall keep at its principal office a register for the registration of the Stock. Upon the surrender of any certificate representing Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

     Section 2.  Replacement.

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any class of Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     Section 3.  Notices.

     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent: (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

     Section 4.  Termination of Part D

     The provisions of this Part D shall automatically be eliminated and shall be of no further force or effect upon the closing of a Public Offering.

                                ARTICLE FIVE

     The Corporation is to have perpetual existence.

                                 ARTICLE SIX

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                ARTICLE SEVEN

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                 ARTICLE EIGHT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE NINE

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN

     Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as now or hereafter in effect. Without limiting the generality or effect of the foregoing, the

Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article.
No amendment to or repeal of this ARTICLE TEN shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.


     IN WITNESS WHEREOF, Racing Champions Corporation has caused this Certificate to be signed by Robert E. Dods, its President, and attested by Curtis W. Stoelting, its Secretary, this 9th day of April, 1997.

                                        RACING CHAMPIONS
                                        CORPORATION

                                        BY /s/ Robert E. Dods
                                          ------------------------------
                                           Robert E. Dods, President
ATTEST:

BY /s/ Curtis W. Stoelting
  ----------------------------------
   Curtis W. Stoelting, Secretary